UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

TRW Automotive Holdings Corp.
 (Exact name of registrant as specified in its charter)

Delaware	001-31970	81-0597059
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 855-2600

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

At a meeting held on February 15, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of TRW Automotive Holdings Corp. and TRW Automotive Inc. (collectively, the “Company”) approved and authorized the Company to amend the Company’s Annual Non-Equity Incentive (Bonus) Plan (the “Bonus Plan”) and the defined contribution pension plans applicable for certain of its executive officers (each, an “Executive”).

Amendment to Bonus Plan

After considering the market competitiveness of the Company’s Bonus Plan, the Committee elected to increase the payout cap under the Bonus Plan from 125% to 150% of target, and to lower the performance threshold from 90% to 80%. The change to the payout cap will make it possible, under certain circumstances, for the Executives to earn a bonus of up to 150% of their target bonus payouts. The change to the performance threshold will make it possible for the Executives to earn a portion of their target bonus payouts for achieving at least 80% of the target performance metrics set for a given year. The target payouts for the Executives, which are set forth in their employment agreements, and the weighting of the three factors that comprise the Bonus Plan will remain unchanged.

Amendment to Defined Contribution Pension Plans for Named Executive Officers

Effective December 31, 2010 the Company froze the U.S. TRW Automotive Salaried Pension Plan (the “U.S. Pension Plan”), so that benefits would not continue to accrue beyond that date. Certain of the Executives participated in the U.S. Pension Plan. In light of these circumstances and after considering the market competitiveness of the Company’s pension plans, the Committee authorized the Company to adjust the Company’s contributions to the defined contribution pension plans established for certain of the Executives in 2010, as well as to establish (or adjust, as applicable) notional contributions to the applicable defined contribution retirement plan(s) for certain other senior leaders. As a result, commencing as of January 1, 2011, TRW Automotive Inc. will increase the defined contribution rates for Messrs. Cantie and Marchuk under such arrangement to 15% of the sum of such Executive’s annual base pay and annual Bonus Plan award (up from 10% authorized in 2010).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: February 18, 2011	By:	/s/ Neil E. Marchuk
Neil E. Marchuk
Executive Vice President, Human Resources

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